Exhibit 3.1

                      RESOLUTIONS OF THE BOARD OF DIRECTORS
                                       OF
                            FEDERAL TRUST CORPORATION




     On October 26, 2001, the Board of Directors of Federal Trust Corporation met for a Regular Meeting. At the Regular Meeting, the following Resolution was considered by the Board:

     WHEREAS, the Board of Directors of Federal Trust Corporation has determined that it is in the best interest of its shareholders, and the fulfillment of its five year plan to authorize the adoption of an antitakeover provision as an amendment to its bylaws.

     NOW THEREFOR BE IT RESOLVED, that Article II of the Amended and Restated Bylaws dated May 11, 1995, be amended to include a new Section 7 to read as follows:

         Section 7. The Board of Directors may declare a stock dividend consisting of a future right to purchase stock at the Board's discretion upon the occurrence of certain events specified herein. The one right to acquire may be issued for each share then outstanding in any class. The right shall allow the shareholder to purchase one share of the then senior voting stock of the Company. The exercise price of such right shall be 50% of the current market value of the stock. This right shall have no present value until such time as the Board announces a redemption period. Such a redemption period shall only occur upon the acquisition by a party of 15% of the outstanding shares of the Company. The party acquiring 15% of the outstanding shares of the Company shall not be entitled to participate in such right to repurchase shares. In addition, if following the acquisition of 15% of the outstanding shares of the Company, the Company is involved in a business combination or a sale of substantial assets of the Company, the Board may allow all shareholders other than the entity or person acquiring 15% of the shares to purchase the most senior voting securities of the final corporate parent resulting from the transaction.

     FURTHER BE IT RESOLVED, that the amendment is hereby authorized and approved and that management is hereby authorized to take all actions necessary for the implementation of the amendment.

     This Resolution was adopted by vote of the Board of Directors on the date first written above.

FEDERAL TRUST CORPORATION


By: /s/ James V. Suskiewich
    ----------------------------------
    James V. Suskeiwich, President &
    Chairman of the Board of Directors